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                                  United States

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 333-13413

                           Reading Entertainment, Inc.
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             (Exact name of registrant as specified in its charter)


            550 South Hope Street, Suite 1825, Los Angeles, CA 90071
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, par value $0.001 per share
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [X]           Rule 12h-3(b)(1)(i)          [_]
Rule 12g-4(a)(1)(ii)      [_]           Rule 12h-3(b)(1)(ii)         [_]
Rule 12g-4(a)(2)(i)       [_]           Rule 12h-3(b)(2)(i)          [_]
Rule 12g-4(a)(2)(ii)      [_]           Rule 12h-3(b)(2)(ii)         [_]
                                        Rule 15d-6                   [_]

     Approximate number of holders of record as of the certification or notice date: One

     Pursuant to the requirements of the Securities Exchange Act of 1934, Reading Entertainment, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                READING ENTERTAINMENT, INC.



Date:  December 31, 2001        By: /s/ Andrzej Matyczynski
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                                   Andrzej Matyczynski, Chief Financial Officer